Exhibit 4.2

FORM OF

AMENDED AND RESTATED AGREEMENT AND

DECLARATION OF TRUST

OF

GLOBAL CURRENCY GOLD TRUST

DATED AS OF [DATE]

by and among

WGC USA ASSET MANAGEMENT

COMPANY, LLC,

as Sponsor,

[                    ],

as Trustee,

and

THE UNITHOLDERS

from time to time hereunder

GLOBAL CURRENCY GOLD TRUST

FORM OF AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

This AGREEMENT AND DECLARATION OF TRUST (“Declaration of Trust”) of the GLOBAL CURRENCY GOLD TRUST is made and entered into as of the              day of     , 2014, by and between WGC USA Asset Management Company, LLC, as Sponsor, [                    ], as Trustee, and the Unitholders from time to time hereunder for the purpose of forming a Delaware statutory trust in accordance with the provisions hereinafter set forth, to be effective upon the filing of the executed Certificate of Trust with the state of Delaware.

RECITALS

WHEREAS, the Sponsor desires to establish a Delaware statutory trust, to be known as the “GLOBAL CURRENCY GOLD TRUST” (the “Trust”), pursuant to the laws of the State of Delaware; and

WHEREAS, the Sponsor desires the Trust to issue multiple separate series (“Series”), each of which will seek to reflect the price of gold bullion referenced in one or more currencies; and

WHEREAS, the Sponsor desires to establish the terms on which deposits of gold may be held IN TRUST against which the Trustee, not in its individual capacity but solely as Trustee on behalf of each Series of the Trust, will issue Shares (as hereinafter defined) evidencing fractional undivided interests in the Trust; and

WHEREAS, the Sponsor desires to provide for other terms and conditions upon which the Trust shall be established and administered as hereinafter provided;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Sponsor and the Trustee hereby agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION; THE TRUST

Section 1.01. Definitions

Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

(a)	“Administrator” means any Person from time to time engaged to perform administrative services for the Trust pursuant to authority delegated by the Sponsor.

(b)

“Affiliate” of a Person means (i) any Person directly or indirectly owning, controlling or holding with power to vote 10% or more of the outstanding voting securities of such Person, (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such Person, (iii) any Person, directly or indirectly, controlling, controlled by or under common control with such Person, (iv) any employee, officer, director, member, manager or partner of such Person, or (v) if such Person is an employee, officer, director, member, manager or partner, any Person for which such Person acts in any such capacity.

(c)	“Authorized Officer,” with respect to the Sponsor, means the President, any Managing Director, any Vice President, any Secretary or any other person or category of persons named in the resolution(s) authorizing the Sponsor to establish the Trust or authorizing the Trustee to perform its duties under this Declaration of Trust; and with respect to the Trustee, shall mean a person authorized to sign agreements of this type in accordance with the By-Laws of the Trustee.

(d)	“Authorized Participant” means a person who (1) is a registered broker-dealer or other securities market participant such as a bank or other financial institution which is not required to register as a broker-dealer to engage in securities transactions, (2) is a participant in DTC, (3) has entered into a Participant Agreement with the Fund’s administrator and (4) has established an Authorized Participant Unallocated Account with the Custodian. Only Authorized Participants may place orders to create or redeem one or more Baskets.

(e)	“Authorized Participant Unallocated Account” means an unallocated gold account established with the Custodian by an Authorized Participant. Each Authorized Participant’s Authorized Participant Unallocated Account will be used to facilitate the transfer of gold deposits and gold redemption distributions between the Authorized Participant and the Fund in connection with the creation and redemption of Baskets.

(f)	“Basket” means a Creation Basket or a Redemption Basket, as the context may require.

(g)	“Book Entry System” means The Federal Reserve Treasury Book Entry System for United States and federal agency securities.

(h)	“Business Day” means any day other than (i) a day on which the Exchange is closed for regular trading or (ii) if the transaction involves the receipt or delivery of Gold or confirmation thereof in the United Kingdom or in some other jurisdiction, (y) a day on which banking institutions in the United Kingdom or in such other jurisdiction, as the case may be, are authorized by law to close or a day on which the London gold market is closed or (z) a day on which banking institutions in the United Kingdom or in such other jurisdiction, as the case may be, are authorized to be open for less than a full business day or the London gold market is open for trading for less than a full business day and transaction procedures required to be executed or completed before the close of the business day may not be so executed or completed.

(i)	“Cash Deposit” means an amount of cash equal to the cash held or receivable by the Trust as of the Purchase Order Date, if any, less the fees, expenses and other liabilities of the Trust accrued through the Purchase Order Date as computed by the Trustee, divided by the number of Shares outstanding immediately before the Purchase Order Date, and then multiplied by the number of Shares to be created pursuant to the Participant’s Purchase Order.

(j)	“CE Act” means the Commodity Exchange Act, as amended.

(k)	“Certificate of Trust” means the Certificate of Trust of the Trust, including all amendments thereto, if any, in the form attached hereto as Exhibit A, filed with the Secretary of State of the State of Delaware pursuant to Section 3810 of the Delaware Trust Statute.

(l)	“CFTC” means the Commodity Futures Trading Commission, an independent agency with the mandate to regulate commodity futures and option markets in the United States.

(m)	“Clearing Agency” shall have the meaning assigned to such term in Section 2.08(c).

(n)	“COMEX” means the Comex Division of the NYMEX.

(o)	“Component Currency” means a U.S. or non-U.S. currency which is a component of any Index or whose value is reflected in a Series based on such Index.

(p)	“Corporate Trust Office” means the principal office at which at any particular time the corporate trust business of the Trustee is administered, which office at the date hereof is located at 2711 Centerville Road, Wilmington, DE 19808.

(q)	“CPI-U” means the National Consumer Price Index for All Urban Consumers, as published by the United States Department for Labor, or any successor index.

(r)	“CPO” means commodity pool operator.

(s)	“Creation Basket” means the minimum number of Shares that may be created at any one time, which is 50,000.

(t)	“Creation Basket Gold Deposit Amount” means the The total deposit required to create a Creation Unit. The deposit will be an amount of Gold and cash, if any, that is in the same proportion to the total assets of the Fund (net of estimated accrued but unpaid fees, expenses and other liabilities) on the date an order to purchase one or more Creation Units is properly received as the number of Shares comprising the number of Creation Units to be created in respect of the deposit bears to the total number of Shares outstanding on the date such order is properly received.

(u)	“Custodian” means, with respect to any Series, an entity designated to act as custodian of the assets of such Series pursuant to a written agreement with the Trust on behalf of such Series.

(v)	“Custody Accounts” means the Trust Allocated Account and the Trust Unallocated Account maintained by a Custodian for each Fund, and such other account maintained by a Custodian for the Trust pursuant to a Custody Agreement.

(w)	“Custody Agreement” shall mean an agreement entered into by the Trustee with a Custodian providing for the deposit, safekeeping or delivery of Gold and related services.

(x)	“Declaration of Trust” means this Agreement and Declaration of Trust and all amendments and supplements hereto.

(y)	“Delaware Trust Statute” means the Delaware Statutory Trust Act, Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801 et seq., as the same may be amended from time to time.

(z)	“Depositor” means each Participant that may from time to time deposit a Creation Basket Deposit with the Trustee.

(aa)	“Depository” means the Depository Trust Company, New York, New York, or such other depository of Shares as may be selected by the Sponsor and Trustee as specified herein.

(bb)	“Depository Agreement” means the Letter of Representations from the Sponsor and the Trustee to the Depository, dated as of [XX], as the same may be from time to time amended or supplemented.

(cc)	“Discretionary Termination Amount” means the amount specified in Section 10.01(a).

(dd)	“Distribution Agreement” means the agreement between the Sponsor and the Underwriter under which the Underwriter will purchase the number of Creation Baskets specified in the agreement.

(ee)	“Distributor” means any Person from time to time engaged to provide distribution services or related services to the Trust pursuant to authority delegated by the Sponsor.

(ff)	“DTC Participants” means Participants in DTC, such as banks, brokers, dealers and trust companies.

(gg)	“Evaluation Time” means the time on any Business Day when the London P.M. Fix is announced or, if no London P.M. Fix is made on such Business Day or if the London P.M. Fix has not been announced by 12:00 p.m. New York time on such Business Day, 12:00 p.m. New York time.

(hh)	“Exchange” means the national securities exchange on which shares of a Series are principally traded, as specified by the Sponsor, such as NASQAD or the NYSE Arca.

(ii)	“Fine Ounce” means the measure of fine gold content, calculated by multiplying the gross weight in Ounces by the fineness, expressed in terms of the fine metal content in parts per 1000, in accordance with The Good Delivery Rules for Gold and Silver Bars contained in the Rules promulgated by the LBMA.

(jj)	“Fiscal Year” means the fiscal year of each Series of the Trust which shall initially be the period ending September 30 of each year. The Sponsor shall have the continuing right to select an alternate fiscal year for each Series.

(kk)	“Fund” means a Fund established and designated as a series of the Trust as provided in Section 2.01.

(ll)	“Global Security” means the global certificate or certificates issued to the Depository as provided in the Depository Agreement, each of which shall be substantially in the form attached hereto as Exhibit D.

(mm)	“Gold” means gold bullion meeting the requirements of London Good Delivery, (b) credit to an account maintained on an Unallocated Basis representing the right to receive gold bullion meeting the requirements specified for London Good Delivery and (c) such other gold bullion as may hereafter be specified by the Sponsor and Trustee from time to time and disclosed in the Prospectus, provided that any gold bullion so specified shall have that minimum fineness required for London Good Delivery of gold. All gold bullion in addition shall (i) have that minimum fineness required for gold under the COMEX Rules and (ii) not have numismatic or other value apart from its intrinsic mineral value, provided that the Trustee shall not be liable to any person for the consequences of any gold bullion not meeting the minimum fineness required for gold under the COMEX Rules if those Rules require a greater minimum fineness than the LBMA Rules and the Trustee shall be indemnified against any loss, liability or expense in connection with any claim of liability arising therefrom as provided in Section 8.05.

(nn)	“Gold Delivery Amount” means, with respect to any Series and in respect of any Business Day, the Gold Ounces to be either delivered to, or received from, the Series by the Hedge Provider pursuant to the conversion of such Series’ prior Business Day’s currency gain or loss and associated hedge costs (i.e., the Net FX PnL (USD)) into Ounces.

(oo)	“Gold Delivery Provider” means JPMorgan Chase Bank, N.A., a corporation, which is a wholly-owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation. JPMorgan Chase Bank, N.A. is chartered and subject to regulation by the Office of the Comptroller of the Currency, a bureau of the United States Department of the Treasury. It is a member of the Federal Reserve System and its deposits are insured by the Federal Deposit Insurance Corporation.

(pp)	“Gold Delivery Provider Agreement”

[                    ]

(qq)	“Good Delivery” means London Good Delivery, or the equivalent rules of such other gold market where the Sponsor may direct the Trustee in accordance with Section 3.02(b) to arrange through a Custody Agreement for safekeeping of Gold and services in connection with its deposit and delivery, provided that any gold bullion permitted to be delivered to a Trust Allocated Account in such market shall meet the definition of Gold under this Declaration of Trust.

(rr)	“HBUS London Branch” means HSBC Bank USA, National Association, acting by its London branch.

(ss)	“Index” or “Indexes” means the Index that each Fund is designed to track (or, collectively, the Indexes), as it may be amended from time to time.

(tt)	“Index License Agreement” means the agreement dated , 2014 between the Sponsor, the Trust, on behalf of the Fund, and the Index Provider, pursuant to which the Index Provider licensed to the Trust, on behalf of the Fund, an exclusive right to use the Global Currency Gold Index and associated marks in connection with the Fund and in accordance with the terms of the Index License Agreement, or any additional or replacement agreement which the Sponsor shall enter into from time to time.

(uu)	[“Index Provider” means J.P. Morgan Securities LLC, a limited liability company organized in the state of [ ].]

(vv)	“Indirect Participants” shall have the meaning assigned to such term in Section 2.08.

(ww)	“Initial Custodian” means JP Morgan Chase Bank, N.A., a [ ].

(xx)	“Initial Date of Deposit” means the date hereof.

(yy)	“Initial Deposit” means the deposit of Gold and cash, if any, made by a Depositor with the Custodian and Trustee, respectively, on the Initial Date of Deposit.

(zz)	“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor provisions.

(aaa)	“LBMA” means the London Bullion Market Association.

(bbb)	“London Good Delivery” shall have the meaning assigned thereto in The Good Delivery Rules for Gold and Silver Bars contained in the Rules promulgated by the LBMA.

(ccc)	“London P.M. Fix” means the price of an ounce of gold as fixed by the members of the London gold fix at or about 3:00 p.m. London, England time.

(ddd)	“Net Asset Value” means the value of each Series determined under Section 5.01.

(eee)	“Net Asset Value per Share” means the value of a Share determined under Section 5.01.

(fff)	“NYMEX” means the New York Mercantile Exchange.

(ggg)	“Order Cut-Off Time” means 4:00 p.m. New York time.

(hhh)	“Ounce” means a troy ounce, equal to 1.0971428 ounces avoirdupois.

(iii)	“Participant” means an entity that (1) is a DTC Participant, (2) maintains a Participant Unallocated Account and (3) has entered into a Participant Agreement which, at the relevant time, is in full force and effect.

(jjj)	“Participant Agreement” means an agreement among the Trustee, the Sponsor and a Participant, substantially in the form set forth in Exhibit C hereto, as the same may be from time to time amended in accordance with its terms.

(kkk)	“Participant’s Custodian” shall mean the custodian with which the Participant Unallocated Account is maintained, and shall be the same entity that serves as Custodian of a Custody Account maintained for the Trust on an Unallocated Basis.

(lll)	“Participant Unallocated Account” shall mean the account maintained on an Unallocated Basis by the Participant’s Custodian for a Participant.

(mmm)	“Person” shall mean and include individuals, corporations, partnerships, trusts, associations, joint ventures, estates and other entities, whether or not legal entities, and governments and agencies and political subdivisions thereof, whether domestic or foreign.

(nnn)	“Prospectus” means the final prospectus and disclosure document of the Trust, constituting a part of a Registration Statement, as filed with the SEC and declared effective thereby, or becoming automatically effective, as applicable, as the same may at any time and from time to time be amended or supplemented.

(ooo)	“Purchase Order” means a request from a Participant to the Trustee to create one or more Creation Baskets in the manner provided in the Participant Agreement.

(ppp)	“Purchase Order Date” shall have the meaning assigned thereto in Section 5.01.

(qqq)	“Pyramiding” means the use of unrealized profits on existing Commodities to provide margin for additional Commodities positions of the same or related Commodities.

(rrr)	“Record Date” means the date(s) established by the Sponsor and the Trustee pursuant to Section 2.07.

(sss)	“Rules” means the rules, regulations, practices and customs of the LBMA or the COMEX as the context shall indicate, or in the case of Gold as defined in clause (c) of the definition of Gold herein, the rules, regulations, practices and customs of the market and jurisdiction where such Gold is traded.

(ttt)	“SEC” means the Securities and Exchange Commission.

(uuu)	“Series” refers to each Series of Shares established and designated under or in accordance with the provisions of Article II.

(vvv)	“Shares” shall mean the equal proportionate units of beneficial interest into which the beneficial interest of each Series or Class thereof shall be divided. “Shares” includes fractions of Shares as well as whole Shares, and will be rounded to the nearest thousandth.

(www)	“Sponsor” means WGC USA Asset Management Company, LLC, or any entity into which it may be merged or with which it may be consolidated, or any entity resulting from any merger or consolidation to which it shall be a party, or any entity succeeding to all or substantially all of its business as sponsor of the Trust, or any successor Sponsor designated as such by operation of law or any successor Sponsor appointed as herein provided.

(xxx)	“Sponsor Indemnified Party” shall have the meaning assigned to such term in Section 4.09.

(yyy)	“Trust” shall mean the trust created by this Declaration of Trust as constituted from time to time.

(zzz)	“Trust Property” shall mean any and all property, real or personal, tangible or intangible, which is owned or held by or for the account of the Trust or any Series or by the Trustee on behalf of the Trust or any Series.

(aaaa)	“Trust Allocated Account” means the allocated Gold account of the Trust established with the Custodian on behalf of the Series by the Custody Agreement. The Trust Allocated Account will be used to hold the Gold deposited with the Fund in allocated form (i.e., as individually identified bars of Gold).

(bbbb)	“Trustee” means [ ] or any entity into which it may be merged or converted, or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which it shall be a party, or any entity succeeding to all or substantially all of its corporate trust business, or any successor Trustee designated as such by operation of law or appointed as herein provided.

(cccc)	“Trust Unallocated Account” means the unallocated Gold account of the Trust established with the Custodian on behalf of the Series by the Custody Agreement. The Trust Unallocated Account will be used to facilitate the transfer of Gold deposits and Gold redemption distributions between Authorized Participants and the Fund in connection with the creation and redemption of Creation Baskets and the sales of Gold made by the Administrator for the Fund.

(dddd)	“Unallocated Basis” shall mean, with respect to a Gold account maintained by a custodian, that the person in whose name the account is held is entitled to delivery in accordance with the Rules of an amount of Gold equal to the amount of Gold standing to the credit of the person’s account but has no ownership interest in any Gold that the custodian owns or holds.

(eeee)	“Unitholder” means the holder of beneficial interests in Shares.

(ffff)	“Underwriter”

[TBD]

Section 1.02. Rules of Construction

Unless the context otherwise requires, the following usages shall apply in interpreting this Declaration of Trust:

(1)	an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles as in effect in the United States;

(2)	“or” is not exclusive;

(3)	the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Declaration of Trust as a whole and not to any particular Article, Section or other subdivision;

(4)	“including” means including without limitation;

(5)	words in the singular include the plural and words in the plural include the singular; and

(6)	a term defined in any part of speech shall have the corresponding meaning when capitalized and used herein in another part of speech.

(7)	References to a governmental or quasigovernmental agency, authority or instrumentality or an authorized self-regulatory organization (including the SEC, COMEX, NYMEX and LBMA) shall also refer to a regulatory or other body that succeeds to the functions of the agency, authority or instrumentality.

(8)	“A or B” means “A or B or both.”

(9)	Including” means “including, but not limited to.”

Section 1.03. Name

The name of the Trust is the “Global Currency Gold Trust” in which name the Trustee and the Sponsor may engage in the business of the Trust, make and execute contracts and other instruments on behalf of the Trust and sue and be sued on behalf of the Trust.

Section 1.04. Delaware Trustee; Business Offices

(a) The sole Trustee of the Trust is [                    ], which is located at the Corporate Trust Office or at such other address in the State of Delaware as the Trustee may designate in writing to the Unitholders. The Trustee shall receive service of process on the Trust in the State of Delaware at the foregoing address. In the event [                    ] resigns or is removed as the Trustee, the Trustee of the Trust in the State of Delaware shall be the successor Trustee, subject to Section 3.05.

(b) The principal office of the Trust, and such additional offices as the Sponsor may establish, shall be located at such place or places inside or outside the State of Delaware as the Sponsor may designate from time to time in writing to the Trustee and the Unitholders. Initially, the principal office of the Trust shall be at c/o WGC USA Asset Management Company, LLC.

Section 1.05 Declaration of Trust

It is the intention of the parties hereto that the Trust shall be a statutory trust organized in series, or Funds, under the Delaware Trust Statute and that this Declaration of Trust shall constitute the governing instrument of the Trust. It is not the intention of the parties hereto to create a general partnership, limited partnership, limited liability company, joint stock association, corporation, bailment or any form of legal relationship other than a Delaware statutory trust. Effective as of the date hereof, the Trustee and the Sponsor shall have all of the rights, powers and duties set forth herein and in the Delaware Trust Statute with respect to accomplishing the purposes of the Trust. The Trustee has filed the certificate of trust required by Section 3810 of the Delaware Trust Statute in connection with the formation of the Trust under the Delaware Trust Statute.

Section 1.06. Purpose of the Trust

The purpose of the Trust is to conduct, operate and carry on the business of a Delaware Statutory Trust through one or more Series, each of which will hold physical gold bullion and seek to reflect the price of gold bullion referenced in one or more currencies and each of whose Shares are, or will be, registered under the Securities Act of 1933, and to exercise all of the powers and privileges granted to a statutory trust formed under the laws of the State of Delaware, now or hereafter in force.

Section 1.07 Tax Treatment

The Trust and each Fund will be treated as a “grantor trust” for U.S. federal income tax purposes. As a result, neither the Trust nor a Fund itself will pay U.S. federal income tax. Instead, the income and expenses of the Fund flow through to the Unitholders, and the Funds’ Administrator will report each Fund’s income, gains, losses and deductions to the Internal Revenue Service, or IRS, on that basis.

Unitholders generally will be treated, for U.S. federal income tax purposes, as if they directly owned a pro rata share of the underlying assets held in a Fund. Unitholders also will be treated as if they directly received their respective pro rata shares of a Fund’s income, if any, and as if they directly incurred their respective pro rata shares of the Fund’s expenses. In the case of a Unitholder that purchases Shares for cash, its initial tax basis in its pro rata share of the assets held in the Fund at the time it acquires its Shares will be equal to its cost of acquiring the Shares. In the case of a Unitholder that acquires its Shares by delivering gold to a Fund, the delivery of gold to the Fund in exchange for the underlying gold represented by the Shares will not be a taxable event to the Unitholder, and the Unitholder’s tax basis and holding period for the Unitholder’s pro rata share of the gold held in the Fund will be the same as its tax basis and holding period for the gold delivered in exchange therefor. [To be updated.]

ARTICLE II

SHARES

Section 2.01 Division of Beneficial Interest; Establishment of Series

The beneficial interest in the Trust shall be divided into one or more Series. Each Series may be divided into two or more Classes. Subject to the further provisions of this Article II, the Sponsor shall have full power and authority, in its sole discretion, and without obtaining any approval of the Trustee or any authorization or vote of the Unitholders of any Series or Class thereof, (i) to establish and designate and to change in any manner any Series or Class thereof and to fix such preferences, voting powers, rights, duties and privileges and business purpose of each Series or Class thereof as the Sponsor may from time to time determine, which preferences, voting powers, rights, duties and privileges may be senior or subordinate to (or in the case of business purpose, different from) any existing Series or Class thereof and may be limited to specified property or obligations of the Trust or profits and losses associated with specified property or obligations of the Trust, (ii) to divide the beneficial interest in each Series or Class thereof into an unlimited amount of Shares, with or without par value, as the Sponsor shall determine, (iii) to issue Shares without limitation as to number (including fractional Shares), to such Persons and for such amount and type of consideration, subject to any restriction set forth in the By-Laws, including cash or securities, at such time or times and on such terms as the Sponsor may deem appropriate, (iv) to divide or combine the Shares or any Series or Class thereof into a greater or lesser number without thereby materially changing the proportionate beneficial interest of the Shares of such Series or Class in the assets held with respect to that Series or Class, (v) to classify or reclassify any issued Shares of any Series or Class thereof into shares of one or more Series or Classes thereof, and (vi) to take such other action with respect to the Shares as the Sponsor may deem desirable.

Subject to the distinctions permitted among Classes of the same Series as established by the Sponsor, each Share of a Series of the Trust shall represent an equal beneficial interest in the net assets of such Series, and each holder of Shares of a Series shall be entitled to receive such holder’s pro rata share of distributions of income and capital gains, if any, made with respect to such Series. Upon redemption of the Shares of any Series, the applicable Unitholder shall be paid solely out of the funds and property of such Series of the Trust.

All references to Shares in this Declaration of Trust shall be deemed to be Shares of any or all Series or Classes thereof, as the context may require. All provisions herein relating to the Trust shall apply equally to each Series of the Trust and each Class thereof, except as the context otherwise requires.

All Shares issued hereunder, including, without limitation, Shares issued in connection with a dividend paid in Shares or a split or reverse split of Shares, shall be fully paid and non-assessable. No Share shall have any priority or preference over any other Share of the same Series with respect to dividends or distributions of the Trust or otherwise. All dividends and distributions shall be made ratably among all Unitholders of a Series (or Class) from the assets held with respect to such Series according to the number of Shares of such Series (or Class) held of record by such Unitholders on the record date for any dividend or distribution or on the date of termination of the Trust, as the case may be. Except as otherwise provided by the Sponsor, Unitholders shall have no preemptive or other right to subscribe to any additional Shares or other securities issued by the Trust.

Section 2.02 Ownership of Shares.

The ownership of Shares shall be recorded on the books of the Trust or a transfer or similar agent for the Trust, which books shall be maintained separately for the Shares of each Series (or Class). No certificates certifying the ownership of Shares shall be issued except as the Sponsor may otherwise determine from time to time. The Sponsor may make such rules as it consider appropriate for the issuance of Share certificates, transfer of Shares of each Series (or Class) and similar matters. The record books of the Trust as kept by the Trust, or any transfer or similar agent, as the case may be, shall be conclusive as to the identity of the Unitholders of each Series (or Class) and as to the number of Shares of each Series (or Class) held from time to time by each.

Section 2.03 Transfer of Shares.

Except as otherwise provided by the Sponsor, Shares shall be transferable on the books of the Trust only by the record holder thereof or by his duly authorized agent upon delivery to the Sponsor, the Trust’s transfer or similar agent or other Person designated by the Sponsor of a duly executed instrument of transfer, together with a Share certificate if one is outstanding, and such evidence of the genuineness of each such execution and authorization and of such other matters as may be required by the Sponsor. Upon such delivery, and subject to any further requirements specified by the Sponsor or contained in the By-Laws, the transfer shall be recorded on the books of the Trust. Until a transfer is so recorded, the Unitholder of record of Shares shall be deemed to be the holder of such Shares for all purposes hereunder and neither the Sponsor nor the Trust, nor any transfer agent or registrar or any officer, employee or agent of the Trust, shall be affected by any notice of any proposed transfer.

Section 2.04 Investments in a Series.

Investments in each Series may be accepted by the Trust from such Persons, at such times, on such terms, and for such consideration as the Sponsor from time to time may authorize. Each investment shall be credited to the individual Unitholder’s account in the form of full and fractional Shares of the Trust, in such Series (or Class) as the purchaser shall select, at the net asset value per Share next determined for such Series (or Class) after receipt of the investment; provided, however, that the Sponsor may, in its sole discretion, impose a sales charge or transaction fee upon investments in a Series or place such other restrictions on investments in a Series as the Sponsor, in its sole discretion, deems appropriate.

Section 2.05 Status of Shares and Limitation of Personal Liability.

The ownership of the Trust Property of every description and the right to conduct any business herein before described are vested exclusively in the Sponsor and the Trustee, and the Unitholders shall have no interest therein other than the beneficial interest in a Series conferred by their Shares, and they shall have no right to call for any partition or division of any property, profits, rights or interests of the Trust or a Series, nor can they be called upon to share or assume any losses of the Trust or, subject to the right of the Sponsor [or the Trustee] to charge certain expenses directly to Unitholders, suffer an assessment of any kind by virtue of their ownership of Shares. Every Unitholder, by virtue of having purchased a Share, shall become a Unitholder of the Series whose Share sit had purchased and shall be held to have expressly assented and agreed to be bound by the terms hereof and to have become a party hereto. The death, incapacity, dissolution, termination or bankruptcy of a Unitholder during the existence of the Trust or a Series shall not operate to terminate the Trust or such Series, nor entitle the representative of any deceased Unitholder to an accounting or to take any action in court or elsewhere against the Trust or such Series, the Sponsor or the Trustee, but entitles such representative only to the rights of such Unitholder under this Declaration of Trust. Ownership of Shares shall not constitute the Unitholders as partners. Neither the Trust nor the Sponsor, Trustee, nor any officer, employee or agent of the Trust shall have any power to bind personally any Unitholder. The Shares shall not entitle the holder to preference, preemptive, appraisal, conversion or exchange rights (except as specified in this Declaration of Trust or as specified by the Trust or the Sponsor when creating the Shares). No Unitholder of a Series shall be subject in such capacity to any personal liability whatsoever to any Person in connection with Trust Property or the acts, obligations or affairs of the Trust. Unitholders shall have the same limitation of personal liability as is extended to stockholders of a private corporation for profit incorporated under the Delaware General Corporation Law.

Section 2.06 Designation and Rights of Shares.

Each Series shall be separate and distinct from any other Series, separate and distinct records on the books of the Trust shall be maintained for each Series, and the assets and liabilities belonging to any such Series shall be held and accounted for separately from the assets and liabilities of the Trust or any other Series. Shares of each Series (or Class) established pursuant to this Article II, unless otherwise provided in the resolution establishing such Series (or Class), shall have the following relative rights and preferences:

(a) Assets Held with Respect to a Particular Series. All consideration received by the Trust for the issue or sale of Shares of a particular Series, including dividends and distributions paid by, and reinvested in such Series together with all assets in which such consideration is invested or reinvested, all income, earnings, profits, and proceeds thereof from whatever source derived, including, without limitation, any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments dervied from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably be held with respect to that Series for all purposes, subject only to the rights of creditors, and shall be so recorded upon the books of account of the Trust. Such consideration, assets, income, earnings, profits and proceeds thereof, from whatever source derived, including, without limitation, any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds, in whatever form the same may be, are herein referred to as “assets held with respect to” that Series. In the event that there are any assets, income, earnings, profits and proceeds thereof, funds or payments which are not readily identifiable as assets held with respect to any particular Series (collectively “General Assets”), the Sponsor shall allocate such General Assets to, between or among any one or more of the Series in such manner and on such basis as the Sponsor, in its sole discretion, deem fair and equitable, and any General Assets as allocated to a particular Series shall be held with respect to that Series. Each such allocation by the Sponsor shall be conclusive and binding upon the Unitholders of all Series for all purposes. Separate and distinct records shall be maintained for each Series and the assets held with respect to each Series shall be held and accounted for separately from the assets held with respect to all other Series and General Assets of the Trust not allocated to such Series.

(b) Liabilities Held with Respect to a Particular Series. The assets of the Trust held with respect to each particular Series shall be charged against the liabilities of the Trust held with respect to that Series and all expenses, costs, charges and reserves attributable to that Series, and any general liabilities of the Trust which are not readily identifiable as being held with respect to any particular Series shall be allocated and charged by the Sponsor to and among any one or more of the Series in such manner and on such basis as the Sponsor in its sole discretion deems fair and equitable. The liabilities, expenses, costs, charges, and reserves so charged to a Series are herein referred to as “liabilities held with respect to” that Series. Any liabilities, debts, obligations, expenses, costs, charges and reserves of the Trust that are not readily identifiable as being liabilities held with respect to any particular Series (collectively “General Liabilities”) shall be allocated and charged by the Sponsor to and among any one or more of the Series in such manner and on such basis as the Sponsor in its sole discretion deems fair and equitable. Each allocation of liabilities, expenses, costs, charges and reserves by the Sponsor shall be conclusive and binding upon the Unitholders of all Series for all purposes. All Persons who have extended credit which has been allocated to a particular Series, or who have a claim or contract which has been allocated to any particular Series, shall look, and shall be required by contract to look, exclusively to the assets of that particular Series for payment of such credit, claim, or contract, and not any other Series or the Trust as a whole. In the absence of an express contractual agreement so limiting the claims of such creditors, claimants and contract providers, each creditor, claimant and contract provider will be deemed nevertheless to have impliedly agreed to such limitation.

Subject to the right of the Sponsor in its discretion to allocate General Liabilities as provided herein, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series, whether such Series is now authorized and existing pursuant to this Declaration of Trust or is hereafter authorized and existing pursuant to this Declaration of Trust, shall be enforceable against the assets held with respect to such particular Series only, and not against the assets of any other Series or the General Assets of the Trust and none of the General Liabilities of the Trust or the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to any other Series thereof shall be enforceable against the assets held with respect to such particular Series. Notice of this limitation on liabilities between and among Series is set forth in the Certificate of Trust, and by giving such notice in the Certificate of Trust, the statutory provisions of Section 3804 of the Delaware Act relating to limitations on liabilities between and among Series (and the statutory effect under Section 3804 of setting forth such notice in the Certificate of Trust) are applicable to the Trust and each Series.

(c) Dividends, Distributions, Redemptions, and Repurchases. Notwithstanding any other provisions of this Declaration of Trust, no dividend or distribution including, without limitation, any distribution paid upon termination of the Trust or paid on or in respect to any Series (or Class), nor any redemption or repurchase of the Shares of any Series (or Class), shall be effected by the Trust other than from the assets held with respect to such Series, nor, except as specifically provided in Section 8 of this Article III, shall any Unitholder of any particular Series, otherwise have any right or claim against the assets held with respect to any other Series except to the extent that such Unitholder has such a right or claim hereunder as a Unitholder of such other Series. The Sponsor shall have full discretion, to the extent not inconsistent with applicable law, to determine which items shall be treated as income and which items as capital; and each such determination and allocation shall be conclusive and binding upon the Unitholders.

(d) Voting. All Shares of the Trust entitled to vote on a matter shall vote without differentiation between the separate Series or Classes on a one vote per each Share (including fractional votes for fractional shares) basis; provided, however, if a matter to be voted on affects only the interests of some but not all Series or Classes of Unitholders or as otherwise required by applicable law, then only the Unitholders of such affected Series (or Class(es)) shall be entitled to vote on the matter, separately by Series and, if applicable, by Class, on the same one vote per each Share (including fractional votes for fractional shares) basis.

(e) Equality. All the Shares of each particular Series shall represent an equal proportionate undivided interest in the assets held with respect to that Series (subject to the liabilities held with respect to that Series and such rights and preferences as may have been established and designated with respect to Classes of Shares within such Series), and each Share of any particular Series shall be equal to each Share of that Series.

(f) Fractions. Any fractional Share of a Series shall carry proportionately all the rights and obligations of a whole Share of that Series, including rights with respect to voting, receipt of dividends and distributions, redemption of Shares and termination of the Trust.

(g) Exchange Privilege. The Sponsor shall have the authority to provide that the holders of Shares of any Series, or any Class of such Series, or any Class of such Series, shall have the right to exchange said Shares for Shares of one or more other Series of Shares, or one or more other Classes of such Series, in accordance with such requirements and procedures as may be established by the Sponsor.

(h) Indemnification of Unitholders. If any Unitholder or former Unitholder shall be exposed to liability by reason of a claim or demand relating solely to his or her being or having been a Unitholder, and not because of such Person’s acts or omissions, the Unitholder or former Unitholder (or, in the case of a natural person, his or her heirs, executors, administrators, or other legal representatives or, in the case of a corporation or other entity, its corporate or other general successor) shall be entitled to be held harmless from, and indemnified, but only out of the assets held with respect to the particular Series or Class of which such Person is or was a Unitholder and from or in relation to which such liability arose, against all loss and expense arising from such claim or demand; provided, however, that there shall be no liability or obligation of the Trust, or any particular Series, as the case may be, arising hereunder to reimburse any Unitholder for taxes paid by reason of such Unitholder’s ownership of any Shares. The Trust may, upon request of a Unitholder or former Unitholder, assume the defense of any action made against any Unitholder for any obligation of the Trust or any Series and satisfy any judgment thereof.

(i) Every Unitholder, by virtue of having purchases or acquired a Share, shall have expressly consented and agreed to be bound by the terms of this Declaration of Trust.

Section 2.07 Fixing of Record Date.

Whenever any distribution will be made, or whenever the Trust receives notice of any solicitation of proxies or consents from Unitholders, or whenever for any reason there is a split, reverse split or other change in the outstanding Shares, or whenever the Sponsor shall find it necessary or convenient in respect of any matter, the Sponsor shall fix a record date for the determination of the Unitholders who shall be (i)

entitled to receive such distribution or the net proceeds of the sale thereof, (ii) entitled to give such proxies or consents in respect of any such solicitation, (iii) entitled to receive Shares of a Series as a result of any such split, reverse split or other change and (iv) entitled to act in respect of any other matter for which the record date was set.

Section 2.08 Book-Entry-Only System, Global Security.

(a) The Trust and the Sponsor will enter into a Depository Agreement pursuant to which the Depository will act as securities depository for Shares of each applicable Fund. Shares will be represented by a Global Security (which may consist of one or more certificates as required by the Depository), which will be registered, as the Depository shall direct, in the name of Cede & Co., as nominee for the Depository and deposited with, or on behalf of, the Depository. No other certificates evidencing Shares will be issued. The Global Security shall be in the form attached hereto as Exhibit D and shall represent such Shares as shall be specified therein, and may provide that it shall represent the aggregate amount of outstanding Shares from time to time endorsed thereon and that the aggregate amount of outstanding Shares represented thereby may from time to time be increased or reduced to reflect deposits or redemptions of Baskets. Any endorsement of a Global Security to reflect the amount, or any increase or decrease in the amount, of outstanding Shares represented thereby shall be made in such manner and upon instructions given by the Trustee as specified in the Depository Agreement.

(b) Any Global Security issued to The Depository Trust Company or its nominee shall bear a legend substantially to the following effect: “Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the Trustee or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is required by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.”

(c) The Depository has advised the Trust and the Sponsor as follows: The Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depository was created to hold securities of its participants (the “DTC Participants”) and to facilitate the clearance and settlement of securities transactions among the DTC Participants in such securities through electronic book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to the Depository’s system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (“Indirect Participants”).

(d) As provided in the Depository Agreement, upon the settlement date of any creation, transfer or redemption of Shares of a Fund, the Depository will credit or debit, on its book-entry registration and transfer system, the amount of Shares of such Fund so created, transferred or redeemed to the accounts of the appropriate DTC Participants. The accounts to be credited and charged shall be designated by the Sponsor and each Participant, in the case of a creation or redemption of Baskets. Ownership of beneficial interest in Shares will be limited to DTC Participants, Indirect Participants and persons holding interests through DTC Participants and Indirect Participants. Unitholders will be shown on, and the transfer of Unitholdership by Unitholders will be effected only through, in the case of DTC

Participants, records maintained by the Depository and, in the case of Indirect Participants and Unitholders holding through a DTC Participant or an Indirect Participant, through those records or the records of the relevant DTC Participants. Unitholders are expected to receive from or through the broker or bank that maintains the account through which the Unitholder has purchased Shares a written confirmation relating to their purchase of Shares.

(e) So long as Cede & Co., as nominee of the Depository, is the registered owner of Shares, references herein to the registered or record owners of Shares shall mean Cede & Co. and shall not mean the Unitholders of Shares. Unitholders of Shares will not be entitled to have Shares registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form and will not be considered the record or registered holder of Shares under this Declaration of Trust. Accordingly, to exercise any rights of a holder of Shares under the Agreement, a Unitholder must rely on the procedures of the Depository and, if such Unitholder is not a DTC Participant, on the procedures of each DTC Participant or Indirect Participant through which such Unitholder holds its interests. The Trust and the Sponsor understand that under existing industry practice, if the Trust or the Sponsor requests any action of a Unitholder, or a Unitholder desires to take any action that the Depository, as the record owner of all outstanding Shares, is entitled to take, the Depository will notify the DTC Participants regarding such request, such DTC Participants will in turn notify each Indirect Participant holding Shares through it, with each successive Indirect Participant continuing to notify each person holding Shares through it until the request has reached the Unitholder, and in the case of a request or authorization to act being sought or given by a Unitholder, such request or authorization is given by the Unitholder and relayed back to the Trustee through each Indirect Participant and DTC Participant through which the Unitholder’s interest in the Shares is held.

(f) As described above, the Trust and the Funds will recognize the Depository or its nominee as the owner of all Shares for all purposes except as expressly set forth in this Declaration of Trust. Conveyance of all notices, statements and other communications to Unitholders will be effected as follows. Pursuant to the Depository Agreement, the Depository is required to make available to the Trust upon request a listing of the Share holdings of each DTC Participant. The Trust shall inquire of each such DTC Participant as to the number of Unitholders holding Shares, directly or indirectly, through such DTC Participant. The Trust shall provide each such DTC Participant with sufficient copies of such notice, statement or other communication, in such form, number and at such place as such DTC Participant may reasonably request, in order that such notice, statement or communication may be transmitted by such DTC Participant, directly or indirectly, to such Unitholders. In addition, the Sponsor or the Trust, as provided by Sections 3.05(a) and (b), shall pay to each such DTC Participant an amount as reimbursement for the expenses attendant to such transmittal, all subject to applicable statutory and regulatory requirements.

(g) Distributions on Shares pursuant to Section 3.05(d) shall be made to the Depository or its nominee, Cede & Co., as the registered owner of all Shares of each Fund. The Trustee and the Sponsor expect that the Depository or its nominee, upon receipt of any payment of distributions in respect of Shares, shall credit immediately DTC Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in Shares as shown on the records of the Depository or its nominee. The Trust and the Sponsor also expect that payments by DTC Participants to Indirect Participants and Unitholders held through such DTC Participants and Indirect Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in a “street name,” and will be the responsibility of such DTC Participants and Indirect Participants. Neither the Trust nor the Sponsor will have any responsibility or liability for any aspects of the records relating to or notices to Unitholders, or payments made on account of beneficial ownership interests in Shares, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and the DTC Participants or the relationship between such DTC Participants and the Indirect Participants and

Unitholders owning through such DTC Participants or Indirect Participants or between or among the Depository, any Unitholder and any person by or through which such Unitholder is considered to own Shares.

(h) Unitholders that are not DTC Participants may transfer Shares by instructing the DTC Participant or Indirect Participant holding the Shares for such Unitholder in accordance with standard securities industry practice. Unitholders that are DTC Participants may transfer Shares by instructing the Depository in accordance with the rules of the Depository and standard securities industry practice.

(i) Limitation of Liability. The Global Security to be issued hereunder is executed and delivered solely on behalf of the applicable Fund by the Sponsor, in the exercise of the powers and authority conferred and vested in it by this Declaration of Trust. The representations, undertakings and agreements made on the part of the Trust in the Global Security are made and intended not as personal representations, undertakings and agreements by the Sponsor but are made and intended for the purpose of binding only the applicable Fund. Nothing in the Global Security shall be construed as creating any liability on the part of the Sponsor, individually or personally, to fulfill any representation, undertaking or agreement other than as provided in this Declaration of Trust.

(j) Successor Depository. If a successor to The Depository Trust Company shall be employed as Depository hereunder, the Sponsor, on behalf of each applicable Fund shall establish procedures acceptable to such successor with respect to the matters addressed in this Section 2.08.

ARTICLE III

TRUSTEE

Section 3.01. Term; Resignation

(a) The Trustee shall serve for the duration of the Trust and until the earlier of (i) the effective date of the Trustee’s resignation, or (ii) the effective date of the removal of the Trustee.

(b) The Trustee may resign at any time by giving thirty (30) days written notice to the Sponsor; provided, however, that said resignation shall not be effective until such time as a successor Trustee has accepted such appointment. The Trustee may be removed at any time by the Sponsor by providing thirty (30) days written notice to the Trustee; provided, however, such removal shall not be effective until such time as a successor Trustee has accepted such appointment.

Section 3.02. Duties.

The Trustee is appointed to serve as the trustee of the Trust in the State of Delaware for the purpose of satisfying the requirement of Section 3807(a) of the Delaware Trust Statute that the Trust have at least one trustee with a principal place of business in Delaware. It is understood and agreed by the parties hereto that the Trustee shall have none of the duties or liabilities of the Sponsor and no such duties shall be implied. The duties of the Trustee shall be limited to (i) accepting legal process served on the Trust in the State of Delaware, (ii) the execution of any certificates required to be filed with the Secretary of State of the State of Delaware which the Delaware Trustee is required to execute under Section 3811 of the Delaware Trust Statute, and (iii) any other duties specifically allocated to the Trustee in this Declaration of Trust. To the extent that, at law or in equity, the Trustee has duties (including fiduciary duties) and liabilities relating thereto to the Trust or the Unitholders, it is hereby understood and agreed by the other parties hereto that such duties and liabilities are replaced by the duties and liabilities of the Trustee expressly set forth in this Agreement.

Section 3.03. Compensation and Expenses of the Trustee

The Trustee (or any successor Trustee) shall be entitled to receive compensation from the Sponsor or from the Trust for its services in accordance with such schedules as shall have been separately agreed to from time to time by the Trustee and the Sponsor or the Trust. The Trustee may consult with counsel (who may be counsel for the Sponsor or for the Trustee). The reasonable legal fees incurred in connection with such consultation shall be reimbursed to the Trustee pursuant to this Section 3.03, provided that no such fees shall be payable to the extent that they are incurred as a result of the Trustee’s gross negligence, bad faith or willful misconduct.

Section 3.04. Indemnification

The Trustee or any officer, affiliate, director, employee, or agent of the Trustee (each an “Indemnified Person”) shall be entitled to indemnification from the Sponsor or the Trust, to the fullest extent permitted by law, from and against any and all losses, claims, taxes, damages, reasonable expenses, and liabilities (including liabilities under state or federal securities laws) of any kind and nature whatsoever (collectively, “Expenses”), to the extent that such Expenses arise out of or are imposed upon or asserted against such Indemnified Persons with respect to the creation, operation or termination of the Trust, the execution, delivery or performance of this Declaration of Trust or the transactions contemplated hereby; provided, however, that the Sponsor and the Trust shall not be required to indemnify any Indemnified Person for any Expenses which are a result of the willful misconduct, bad faith or gross negligence of such Indemnified Person. The obligations of the Sponsor and the Trust to indemnify the Indemnified Persons as provided herein shall survive the termination of this Declaration of Trust.

The Delaware Trustee shall not be obligated to give any bond or other security for the performance of any of its duties hereunder.

Section 3.05. Successor Trustee

Upon the resignation or removal of the Delaware Trustee, the Sponsor shall appoint a successor Trustee. If no successor Trustee shall have been appointed and shall have accepted such appointment within forty-five (45) days after the giving of such notice of resignation or removal, the Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee. Any successor Trustee appointed pursuant to this Section 3.05 shall be eligible to act in such capacity in accordance with this Agreement and, following compliance with this Section 3.05, shall become fully vested with the rights, powers, duties and obligations of its predecessor under this Declaration of Trust, with like effect as if originally named as Trustee. Any such successor Trustee shall notify the Trustee of its appointment by providing a written instrument to the Trustee. At such time the Delaware Trustee shall be discharged of its duties herein.

Section 3.06. Liability of Trustee

The Trustee shall not be liable for the acts or omissions of the Sponsor, nor shall the Trustee be liable for supervising or monitoring the performance and the duties and obligations of the Sponsor or the Trust under this Agreement. The Trustee shall not be personally liable under any circumstances, except for its own willful misconduct, bad faith or gross negligence. In particular, but not by way of limitation:

(i) the Trustee shall not be personally liable for any error of judgment made in good faith, except to the extent such error of judgment constitutes gross negligence on its part;

(ii) no provision of this Declaration of Trust shall require the Trustee to expend or risk its personal funds or otherwise incur any financial liability in the performance of its rights or powers hereunder, if the Trustee shall have reasonable grounds for believing that the payment of such funds or adequate indemnity against such risk or liability is not reasonably assured or provided to it;

(iii) under no circumstances shall the Trustee be personally liable for any representation, warranty, covenant, agreement, or indebtedness of the Trust;

(iv) the Trustee shall not be personally responsible for or in respect of the validity or sufficiency of this Agreement or for the due execution hereof by the Sponsor;

(v) the Trustee shall incur no liability to anyone in acting upon any signature, instrument, notice, resolution, request, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties. The Trustee may accept a certified copy of a resolution of the board of directors or other governing body of any corporate party as conclusive evidence that such resolution has been duly adopted by such body and that the same is in full force and effect. As to any fact or matter the manner of ascertainment of which is not specifically prescribed herein, the Trustee may for all purposes hereof rely on a certificate, signed by the Sponsor, as to such fact or matter, and such certificate shall constitute full protection to the Delaware Trustee for any action taken or omitted to be taken by it in good faith in reliance thereon;

(vi) in the exercise or administration of the trust hereunder, the Trustee (a) may act directly or through agents or attorneys pursuant to agreements entered into with any of them, and the Trustee shall not be liable for the default or misconduct of such agents or attorneys if such agents or attorneys shall have been selected by the Trustee in good faith and with due care and (b) may consult with counsel, accountants and other skilled persons to be selected by it in good faith and with due care and employed by it, and it shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons; and

(vii) except as expressly provided in this Section 3.06, in accepting and performing the trust hereby created the Trustee acts solely as Trustee hereunder and not in its individual capacity, and all persons having any claim against the Trustee by reason of the transactions contemplated by this Declaration of Trust shall look only to the Trust’s property for payment or satisfaction thereof.

(viii) the Trustee shall not be liable for punitive, exemplary, consequential, special or other similar damages for a breach of this Declaration of Trust under any circumstances

ARTICLE IV

THE SPONSOR

Section 4.01. Management of the Trust.

Pursuant to Section 3806(b)(7) of the Delaware Trust Statute, the Trust shall be managed by the Sponsor and the conduct of the Trust’s business shall be controlled and conducted solely by the Sponsor in accordance with this Declaration of Trust.

Section 4.02. Authority of Sponsor.

In addition to and not in limitation of any rights and powers conferred by law or other provisions of this Declaration of Trust, and except as limited, restricted or prohibited by the express provisions of this Declaration of Trust or the Delaware Trust Statute, the Sponsor shall have and may exercise on behalf of the Trust and each Fund, all powers and rights necessary, proper, convenient or advisable to effectuate and carry out the purposes, business and objectives of the Trust and each Fund, which shall include, without limitation, the following:

(a) To enter into, execute, deliver and maintain, and to cause the Trust to perform its obligations under, contracts, agreements and any or all other documents and instruments, and to do and perform all such things as may be in furtherance of Trust purposes or necessary or appropriate for the offer and sale of the Shares and the conduct of Trust activities, including, but not limited to contracts with third parties for commodity brokerage services and/or administrative services, provided, however, that such services may be performed by an Affiliate or Affiliates of the Sponsor so long as the Sponsor has made a good faith determination that: (i) the Affiliate which it proposes to engage to perform such services is qualified to do so (considering the prior experience of the Affiliate or the individuals employed thereby); (ii) the terms and conditions of the agreement pursuant to which such Affiliate is to perform services for the Trust are no less favorable to the Trust than could be obtained from equally-qualified unaffiliated third parties; and (iii) the maximum period covered by the agreement pursuant to which such Affiliate is to perform services for the Trust shall not exceed one year, and such agreement shall be terminable without penalty upon sixty (60) days’ prior written notice by the Trust;

(b) To establish, maintain, deposit into, sign checks and/or otherwise draw upon accounts on behalf of the Trust with appropriate banking and savings institutions, and execute and/or accept any instrument or agreement incidental to the Trust’s business and in furtherance of its purposes, any such instrument or agreement so executed or accepted by the Sponsor in the Sponsor ‘s name shall be deemed executed and accepted on behalf of the Trust by the Sponsor;

(c) To deposit, withdraw, pay, retain and distribute Trust Property or any portion thereof in any manner consistent with the provisions of this Declaration of Trust;

(d) To supervise the preparation and filing of the Registration Statement and supplements and amendments thereto, and the Prospectus;

(e) To pay or authorize the payment of distributions to the Unitholders and expenses of each Fund;

(f) To invest and reinvest cash, to hold cash uninvested, and to subscribe for, invest in, reinvest in, purchase or otherwise acquire, own, hold, pledge, sell, assign, transfer, exchange, distribute, write options on, lend or otherwise deal in or dispose of contracts for the future acquisition or delivery of fixed income or other securities, and securities of every nature and kind, including, without limitation, all types of bonds, debentures, stocks, preferred stocks, negotiable or non-negotiable instruments, obligations, evidences of indebtedness, certificates of deposit or indebtedness, commercial paper, repurchase agreements, bankers acceptances, and other securities of any kind, issued, created guaranteed, or sponsored by any and all Persons, including, without limitation, states, territories, and possessions of the United States and the District of Columbia and any political subdivision, agency, or instrumentality thereof, any foreign government or any political subdivision of the U.S. Government or any foreign government, or any international instrumentality, or by any bank or savings institution, or by any corporation or organization organized under the laws of the United States or of any state, territory, or possession thereof, or by any corporation or organization organized under any foreign law, in “when issued” contracts for any such securities, or such other instruments or interests as the Sponsor deems appropriate which are referred to as securities or commodity interests under the federal securities and commodity laws, or otherwise; to change the investments of the assets of the Trust; and to exercise any and all rights, powers, and privileges of ownership or interest in respect of any and all such investments of every kind and description, including, without limitation, the right to consent and otherwise act with respect thereto, with power to designate one or more Persons, to exercise any of said rights, powers and privileges in respect of any of said instruments, and to do any and all acts and things for the preservation, protection, improvement and enhancement in value of any of such securities and other instruments or property;

(g) To exercise powers and right of subscription or otherwise which in any manner arise out of ownership of securities;

(h) To hold any security or property in a form not indicating that it is Trust Property, whether in bearer, unregistered or other negotiable form, or in its own name or in the name of a custodian or subcustodian or a nominee or nominees or otherwise or to authorize the custodian or a subcustodian or a nominee or nominees to deposit the same in a securities depository;

(i) To join with other security holders in acting through a committee, depositary, voting trust or otherwise, and in that connection to deposit any security with, or transfer any security to, any such committee, depositary or voting trust, and to delegate to them such power and authority with relation to any security (whether or not so deposited or transferred) as the Sponsor shall deem proper, and to agree to pay, and to pay, such portion of the expenses and compensation of such committee, depositary or voting trust as the Sponsor shall deem proper;

(j) To litigate, compromise, arbitrate, settle or otherwise adjust claims in favor of or against the Trust or a Series, or any matter in controversy, including but not limited to claims for taxes;

(k) To enter into joint ventures, general or limited partnerships and any other combinations or associations;

(l) To borrow funds or other property in the name of the Trust or Series exclusively for Trust purposes;

(m) To endorse or guarantee the payment of any notes or other obligations of any Person; to make contracts of guaranty or suretyship, or otherwise assume liability for payment thereof;

(n) To contract with any Persons appointing such Person(s), including any affiliate, to serve as custodians, transfer agents and/or shareholder servicing agents or other agents for the Trust or one or more of its Series or Classes. Every such contract shall comply with such requirements and restrictions as may be set forth in the By-Laws.

(o) To direct the Trustee to declare a split or reverse split in the number of Shares outstanding and a corresponding change in the number of Shares constituting a Creation Basket whenever the Sponsor believes that the per Share price in the secondary market falls outside a desirable trading price.

Section 4.03. Obligations of Sponsor.

In addition to the obligations expressly provided by the Delaware Trust Statute or this Trust Agreement, the Sponsor shall:

(a) Execute, file, record and/or publish all certificates, statements and other documents and do any and all other things as may be appropriate for the formation, qualification and operation of the Trust and for the conduct of its business in all appropriate jurisdictions;

(b) Retain independent public accountants to audit the accounts of the Trust;

(c) Employ attorneys to represent the Trust;

(d) Select the Trust’s or any Fund’s Trustee, transfer agent, custodian and clearing brokers, and any other service provider;

(e) enter into Custody Agreements and discharge its duties thereunder;

(f) enter into a Participant Agreement with each Participant and discharge its responsibilities thereunder;

(g) receive from Participants and process properly submitted Purchase Orders;

(h) in connection with Purchase Orders, (i) receive Cash Deposits from Participants, (ii) notify the Custodian to expect to receive a transfer into the Trust Unallocated Account of the Gold that a Participant has instructed the Custodian to deliver to the Trust Unallocated Account, (iii) instruct the Custodian to allocate and transfer allocated gold from the Trust Unallocated Account to the Trust Allocated Account, and (iv) receive reports relating to the Custody Accounts from the Custodian indicating, among other things, that the Custodian has received Gold from Participants for the credit of the Trust and has allocated such Gold to the Trust Allocated Account, as described in Section 1.01(aaaa) and as provided in the Custody Agreements under which such Gold is received;

(i) in connection with Purchase Orders, deliver Creation Baskets to the Depository for the account of the Participant placing a Purchase Order for which the Sponsor has received the Participant’s Cash Deposit, if any, and (through the Custodian) the Participant’s Creation Basket Gold Deposit Amount (the Cash Deposit and the Creation Basket Gold Deposit Amount together constituting the “Creation Basket Deposit”), as described in Section 1.01(t);

(j) receive from Participants and process properly submitted Redemption Orders, as described in [                    ], or as may from time to time be permitted by Section [XX];

(k) in connection with Redemption Orders, instruct the Custodian to transfer Gold (i) from the Trust Allocated Account to the Trust Unallocated Account and (ii) from the Trust Unallocated Account to the Participant Unallocated Account of the redeeming Participant, as described in Section 1.01(e);

(l) in connection with Redemption Orders, receive from the redeeming Participant through the Depository, and thereupon cancel, Shares corresponding to the Redemption Baskets to be redeemed, or as may from time to time be permitted by [                    ];

(m) on behalf of the Trust, enter into Custody Agreements as provided in Section 1.01 and 3.01, monitor the performance of the Custodian (as described in Section 3.01 and enforce each Custody Agreement, as described in Section [                    ], and give the instructions to a Custodian provided in Sections [XX] and [XX];

(n) determine on each Business Day (i) the Creation Basket Gold Deposit Amount, as described in Sections [1.01] and [XX], (ii) the valuation of Gold owned or to be received by the Trust, as described in Article IV, and (iii) the Net Asset Value of the Trust and the Net Asset Value per Share, as described in [                    ].

(o) establish and maintain (i) the Cash Account as described in Sections [XX] and [XX] and (ii) a Reserve Account, as described in [                    ]; provide or arrange for custody of the Trust’s assets other than cash and Gold; and record the ownership of the Trust’s assets as provided in [                    ];

(p) accrue and pay certain charges of the Trust as described in Section [XX], and sell Gold to raise cash to pay such charges pursuant to [                    ];

(q) distribute to the Unitholders any excess cash in the Cash Account, as described in [                    ];

(r) sell Gold as authorized or directed pursuant to Section [XX];

(s) interact with the Depository as provided in Section 2.08 or as otherwise required hereunder;

(t) keep proper books of record and account of all transactions of the Trustee under this Declaration of Trust, as described in Section [XX], maintain a copy of this Declaration of Trust available for inspection as provided in Section [XX], and furnish to DTC Participants after the end of each Fiscal Year, an annual report and other information, as described in Section [XX];

(u) arrange for the annual audit of the accounts of the Trust and prepare or cause to be prepared tax and other regulatory filings as provided in Section 5.01;

(v) communicate as described in Section 2.08(f) with Unitholders as may from time to time be required in connection with the administration of the Trust;

(w) terminate the Trust in accordance with Article IX, as described therein;

(x) enter into and discharge its duties under the [Reimbursement Agreements identified in Section [XX]];

(y) undertake such actions, in the Sponsor’s discretion, as the Sponsor shall deem necessary or desirable to protect the Trust and the rights and interest of the Unitholders in accordance with this Declaration of Trust; and

(z) Delegate those of its duties hereunder as it shall determine from time to time to one or more Administrators or Distributors, as applicable.

Section 4.04. General Prohibitions

The Trust and each Fund, as applicable, shall not:

(a) Create, incur, assume or suffer to exist any lien, mortgage, pledge conditional sales or other title retention agreement, charge, security interest or encumbrance, except (i) liens for taxes not delinquent or being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established, (ii) deposits or pledges to secure obligations under workmen’s compensation, social security or similar laws or under unemployment insurance, (iii) deposits or pledges to secure contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business, or (iv) mechanic’s, warehousemen’s, carrier’s, workmen’s, materialmen’s or other like liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith, and for which appropriate reserves have been established if required by generally accepted accounting principles, and liens arising under ERISA;

(b) Commingle its assets with those of any other Person, except to the extent permitted under the CE Act and the regulations promulgated thereunder;

(c) Engage in Pyramiding of its Commodities positions, as applicable; provided, however, that the Sponsor may take into account open trade equity positions in determining generally whether to require additional Commodities positions;

(f) Permit rebates to be received by the Sponsor or any Affiliate of the Sponsor, or permit the Sponsor or any Affiliate of the Sponsor to engage in any reciprocal business arrangements which would circumvent the foregoing prohibition; or

(g) Permit the Sponsor to share in any portion of brokerage fees related to commodity brokerage services paid with respect to commodity trading activities.

Section 4.05. Counsel

The Sponsor may from time to time employ counsel to act on behalf of the Trust and perform any legal services in connection with the Gold and the Trust, including any legal matters relating to the possible disposition or acquisition of any Gold. The fees and expenses of such counsel shall be paid by the Sponsor or the Trust as provided in Sections [XX] and [XX].

Section 4.06. Certain Matters Regarding Successor Sponsor.

The covenants, provisions and agreements herein contained shall in every case be binding upon any successor to the business of the Sponsor. The Sponsor may transfer all or substantially all of its assets to an entity which carries on the business of the Sponsor, if at the time of such transfer such successor duly assumes all the obligations of the Sponsor under this Declaration of Trust, and in such event, the Sponsor shall be relieved of all further liability under this Declaration of Trust.

Section 4.07. Resignation of Sponsor; Successors.

If at any time the Sponsor desires to resign its position as Sponsor hereunder, it may resign by delivering to the Trustee an instrument of resignation executed by the Sponsor. Such resignation shall not become effective until the earlier of (i) the effective date of the appointment by the Trustee of a successor Sponsor to assume, with such compensation from the Trust as the Trustee may deem reasonable under the circumstances, the duties and obligations of the resigning Sponsor hereunder by an instrument of appointment and assumption executed by the Trustee and the successor Sponsor; (ii) the date the Trustee shall have agreed to act as Sponsor hereunder succeeding to all the rights and duties of the resigning Sponsor without appointing a successor Sponsor and without terminating this Declaration of Trust; or (iii) the date by when the Trustee shall have terminated and liquidated the Trust and distributed all remaining assets to the Depository for distribution to DTC Participants who are then owners of Shares on the records of the Depository, which action the Trustee shall take if, within sixty (60) days following the date on which a notice of resignation shall have been delivered by the Sponsor, a successor Sponsor has not been appointed and the Trustee has not agreed to act as Sponsor hereunder. The Trustee shall have no obligation to appoint a successor Sponsor or to assume the duties of the Sponsor and shall have no liability to any person because the Trust is terminated by reason of the Sponsor’s resignation.

If the Sponsor shall fail to undertake or perform or shall become incapable of undertaking or performing any of the duties which by the terms of this Agreement are required to be undertaken or performed by it, and such failure shall not be cured within fifteen (15) Business Days following receipt of notice from the Trustee of such failure, or the Sponsor shall be adjudged bankrupt or insolvent, or a receiver of the Sponsor or of its property shall be appointed, or a trustee or liquidator or any public officer shall take charge or control of the Sponsor or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then in any such case the Sponsor shall be deemed conclusively to have resigned with such resignation being effective immediately upon the occurrence of any of the specified events, and the Trustee may do any one or more of the following: (1) appoint a successor Sponsor to assume, with such compensation from the Trust as the Trustee may deem reasonable under the circumstances, the duties and obligations of the Sponsor hereunder by an instrument of appointment and assumption executed by the Trustee and the successor Sponsor; or (2) agree to act as Sponsor hereunder without appointing a successor Sponsor and without terminating this Declaration of Trust; or (3) terminate and liquidate the Trust and distribute its remaining assets pursuant to Section 11.01. The Trustee shall have no obligation to appoint a successor Sponsor or to assume the duties of the Sponsor and shall have no liability to any person because the Trust is or is not terminated pursuant to this paragraph.

Any successor Sponsor shall be satisfactory to the Trustee. Upon its resignation becoming effective, the resigning Sponsor shall be discharged and shall no longer be liable in any manner hereunder except as to acts or omissions occurring before its resignation became effective, and the successor Sponsor shall thereupon undertake and perform all duties and be entitled to all rights and compensation as Sponsor under this Declaration of Trust. The successor Sponsor shall not be under any liability hereunder for acts or omissions occurring prior to the effective date stated in the instrument appointing it successor Sponsor. Notice of appointment of successor Sponsor shall be mailed promptly after acceptance of appointment by the Trustee to all DTC Participants who are then owners of Shares on the records of the Depository for distribution to Unitholders as provided in Section 3.10.

Section 4.08. Compensation of the Sponsor.

As compensation for performing services under this Declaration of Trust and services provided in connection with the maintenance of a web site for the Trust, including licensing costs, and with the marketing of Shares, and for the payment by the Sponsor of the fees and expenses identified in Section [            ], the Sponsor shall receive a fee in an amount per annum equal to 0.50 % of (i) the total value of the Gold determined by the Trustee pursuant to Section [            ] and all other assets of the Trust (other than any amounts credited to the Reserve Account) less (ii) accrued but unpaid fees, expenses and liabilities of the Trust as of the Business Day prior to the day for which the fee is computed, which fee shall be computed and accrue daily and be paid monthly in arrears. The Sponsor is entitled to receive reimbursement from the Trust for expenses incurred by it to the extent such expenses are chargeable to the Trust under Section [            ], except that the Sponsor is not entitled to charge the Trust for fees of agents for performing services the Sponsor is required to perform under this Declaration of Trust. The Trustee shall have no liability or responsibility for amounts paid to the Sponsor pursuant to this Section. 4.08. The Sponsor may, at its sole discretion and from time to time, waive all or a portion of its fee payable under this Section 4.08 for such periods of time as shall be specified in the Sponsor’s written notice of such fee waiver to the Trustee. The Sponsor is under no obligation to waive its fees hereunder, and any such waiver shall create no obligation to waive fees during any period not covered by the applicable waiver. Any fee waiver by the Sponsor shall not operate to reduce the Sponsor’s obligations hereunder.

Section 4.09. Liability of Sponsor and Indemnification.

(a) The Sponsor shall not be under any liability to the Trustee or any Unitholder for any action taken or for refraining from the taking of any action in good faith pursuant to this Declaration of Trust, or for errors in judgment or for depreciation or loss incurred by reason of the sale of any Gold or other assets held in trust hereunder; provided, however, that this provision shall not protect the Sponsor against any liability to which it would otherwise be subject by reason of its own gross negligence, bad faith, willful misconduct or willful malfeasance in the performance of its duties hereunder or reckless disregard of its obligations and duties hereunder. The Sponsor may rely in good faith on any paper, order, notice, list, affidavit, receipt, evaluation, opinion, endorsement, assignment, draft or any other document of any kind prima facie properly executed and submitted to it by the Trustee, the Trustee’s counsel or by any other person for any matters arising hereunder. The Sponsor shall in no event be deemed to have assumed or incurred any liability, duty, or obligation to any Unitholder or to the Trustee other than as expressly provided for herein.

(b) Unless otherwise expressly provided herein:

(i) whenever a conflict of interest exists or arises between the Sponsor or any of its Affiliates, on the one hand, and the Trust or any Unitholder or any other Person, on the other hand; or

(ii) whenever this Trust Agreement or any other agreement contemplated herein or therein provides that the Sponsor shall act in a manner that is, or provides terms that are, fair and reasonable to the Trust, any Unitholder or any other Person, the Sponsor shall resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Sponsor, the resolution, action or terms so made, taken or provided by the Sponsor shall not constitute a breach of this Declaration of Trust or any other agreement contemplated herein or of any duty or obligation of the Sponsor at law or in equity or otherwise.

(c) The Sponsor and its shareholders, members, directors, officers, employees, affiliates (as such term is defined in Regulation S-X) and subsidiaries (each a “Sponsor Indemnified Party”) shall be indemnified by the Trust and held harmless against any loss, liability or expense incurred hereunder without (1) gross negligence, bad faith, willful misconduct or willful malfeasance on the part of such Sponsor Indemnified Party arising out of or in connection with the performance of its obligations hereunder or any actions taken in accordance with the provisions of this Declaration of Trust or (2) reckless disregard on the part of such Sponsor Indemnified Party of its obligations and duties under this Declaration of Trust. Each Sponsor Indemnified Party shall also be indemnified from the Trust and held harmless against any loss, liability or expense arising under the Distribution Agreement or any Participant Agreement insofar as such loss, liability or expense arises from any untrue statement or alleged untrue statement of a material fact contained in any written statement provided the Sponsor by the Trustee. Such indemnity shall include payment from the Trust of the costs and expenses incurred by such Sponsor Indemnified Party in defending itself against any such indemnified claim or liability. Any amounts payable to a Sponsor Indemnified Party under this Section 4.09 may be payable in advance or shall be secured by a lien on the Trust. The Sponsor shall not be under any obligation to appear in, prosecute or defend any legal action which in its opinion may involve it in any expense or liability; provided, however, that the Sponsor may, in its discretion, undertake any action which it may deem necessary or desirable in respect of this Declaration of Trust and the rights and duties of the parties hereto and the interests of the Unitholders and, in such event, the legal expenses and costs of any such action shall be expenses and costs of the Trust and the Sponsor shall be entitled to be reimbursed therefor by the Trust.

Section 4.10. Expenses and Limitations Thereon.

The cost of (i) organizing the Trust and (ii) the initial sale of the Shares shall be borne by the Sponsor, provided, however, that the liability of the Sponsor under this Section 4.10 shall not include any fees or other expenses incurred in connection with the administration of the Trust subsequent to the commencement of trading of Shares on the Exchange.

ARTICLE V

BOOKS OF ACCOUNT AND REPORTS

Section 5.01. Books of Account, Reports.

(a) Proper books of account for each Fund shall be kept and shall be audited annually by an independent certified public accounting firm selected by the Sponsor in its sole discretion, and there shall be entered therein all transactions, matters and things relating to each Fund’s business as are required by the Securities Act of 1933, as amended, the CE Act and regulations promulgated thereunder, and all other applicable rules and regulations, and as are usually entered into books of account kept by Persons engaged in a business of like character. The books of account shall be kept at the principal office of the Trust.

(b) The Sponsor will file (i) the Quarterly Reports on Form 10-Q, filed for the first three quarters of each fiscal year; (ii) the Annual Reports on Form 10-K, filed at end of each fiscal year; and (iii) Current Reports on Form 8-K, which will be filed as necessary to announce material events not disclosed in either Form 10-Q or 10-K.

Section 5.02. Tax Information.

Appropriate tax information (adequate to enable each Unitholder to complete and file its U.S. federal tax return) shall be delivered to each Unitholder as soon as practicable following the end of each Fiscal Year but generally no later than [XX].

Section 5.03. Maintenance of Records.

The Sponsor shall maintain: (a) for a period of at least six Fiscal Years all books of account required by Section 9.01 hereof; a list of the names and last known addresses of, and number of Shares owned by, all Unitholders of each Fund, a copy of the Certificate of Trust and all certificates of amendment thereto, together with executed copies of any powers of attorney pursuant to which any certificate has been executed; copies of the Trust’s and Funds’ U.S. federal, state and local income tax returns and reports, if any; and (b) for a period of at least six Fiscal Years copies of any effective written Declaration of Trust, Participant Agreements, including any amendments thereto, and any financial statements of the Trust and the Funds. The Sponsor may keep and maintain the books and records of the Trust and the Funds in paper, magnetic, electronic or other format as the Sponsor may determine in its sole discretion, provided the Sponsor uses reasonable care to prevent the loss or destruction of such records.

Section 5.04. Certificate of Trust.

Except as otherwise provided in the Delaware Trust Statute or this Declaration of Trust, the Sponsor shall not be required to mail a copy of any Certificate of Trust filed with the Secretary of State of the

State of Delaware to each Unitholder; however, such certificates shall be maintained at the principal office of the Trust and shall be available for inspection and copying by the Unitholders in accordance with this Declaration of Trust.

ARTICLE VI

AMENDMENT OF DECLARATION OF TRUST AND WAIVER

(a) Except as specifically provided herein, the Sponsor, without Unitholder consent, may amend or otherwise supplement this Declaration of Trust by making an amendment, a Declaration of Trust supplemental hereto, or an amended and restated declaration of trust. Any such restatement, amendment and/or supplement hereto shall be effective immediately upon execution and approval. This Declaration of Trust may also be amended from time to time by the Sponsor with the consent of the DTC Participants acting on the direction of Unitholders of at least 51% of the outstanding Shares to add provisions to or change or eliminate any of the provisions of this Declaration of Trust or to modify the rights of Unitholders; provided, however, that this Declaration of Trust may not be amended without the consent of DTC Participants acting on the direction of Unitholders of all outstanding Shares if such amendment would (x) permit, except in accordance with the terms and conditions of this Declaration of Trust, the acquisition of any asset other than Gold and cash acquired in accordance with the terms and conditions of this Declaration of Trust; (y) reduce the interest of any Unitholder in the Trust; or (z) reduce the percentage of outstanding Shares required to consent to any such amendment. The Sponsor may from time to time alter the administrative provisions of the Participant Agreement in accordance with its terms and any such change shall not constitute an amendment of this Declaration of Trust.

(b) Promptly after the execution of any such amendment, the Sponsor shall receive from the Depository a list of all DTC Participants holding Shares. The Sponsor shall inquire of each such DTC Participant as to the number of Unitholders for whom such DTC Participant holds Shares and provide each such DTC Participant with sufficient copies of a written notice of the substance of such amendment for transmittal by each such DTC Participant to such Unitholders.

(c) It shall not be necessary for the consent of Unitholders under this Article VI or under [Section 9.01] to approve the particular form of any proposed amendment or proposed termination procedure, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Unitholders shall be subject to such reasonable regulations as the Sponsor may prescribe.

ARTICLE VII

TERM

The term for which the Trust and each Fund is to exist shall commence on the date of the filing of the Certificate of Trust, and shall be perpetual, unless terminated pursuant to the provisions of Article IX hereof or as otherwise provided by law.

ARTICLE VIII

TERMINATION

Section 8.01. Procedure Upon Termination of the Trust or any Series.

(a) Discretionary Termination. The Sponsor may terminate the Trust or the Fund in its sole discretion. The Sponsor may also terminate the Fund upon the agreement of Shareholders owning at least 66 2/3% of the outstanding Shares.

(b) Written notice of termination, specifying the date of termination, upon which the Depository shall no longer permit transfers, and the anticipated period during which the assets of the Trust will be liquidated, shall be given by the Sponsor to DTC Participants for dissemination to Unitholders as described in Section 3.10 at least twenty (20) days prior to termination of the Trust. Such notice shall further state that, as of the date thereof and thereafter, neither requests to create additional Creation Baskets nor additional Creation Basket Deposits will be accepted. Within a reasonable period of time after such termination the Sponsor shall, subject to any applicable provisions of law, sell all of the Gold not already distributed to Participants redeeming Redemption Baskets, as provided herein, if any, in such a manner so as to effectuate orderly sales and a minimal market impact. The Sponsor shall not be liable for or responsible in any way for depreciation or loss incurred by reason of any sale or sales made in accordance with the provisions of this Section 8.01. The Sponsor may suspend its sales of the Gold upon the occurrence of unusual or unforeseen circumstances, including, but not limited to, a suspension in trading of gold. Upon receipt of proceeds from the sale of the last Gold held hereunder, the Sponsor shall:

(i) pay to itself individually from the Trust an amount equal to the sum of (1) any compensation due it for extraordinary services, (2) any advances made but not yet repaid and (3) reimbursement of any other disbursements (other than disbursements to be paid by the Sponsor under Section 8.04(a)) as provided herein;

(ii) deduct any and all other fees and expenses from the Trust in accordance with the provisions of Section 3.05 hereof;

(iii) deduct from the Trust any amounts which it, in its sole discretion, shall deem requisite to be added to the Reserve Account for any applicable taxes or other governmental charges that may be payable out of the Trust and any other contingent or future liabilities;

(iv) distribute to the Depository for distribution each Unitholder’s interest in the remaining assets of the Trust; and

(v) disseminate to each Unitholder as provided in Section 3.10 a final statement as of the date of the computation of the amount distributable to the Unitholders, setting forth the data and information in substantially the form and manner provided for in Section 3.06 hereof.

(d) Upon termination of the Trust, following completion of winding up of its business, the Trustee shall cause a certificate of cancellation of the Trust’s Certificate of Trust to be filed in accordance with the Delaware Trust Statute.

Section 8.02. Dissolution of Sponsor Not to Terminate Trust.

The dissolution of the Sponsor, or its ceasing to exist as a legal entity from, or for, any cause, shall not operate to terminate this Declaration of Trust insofar as the duties and obligations of the Trustee are concerned unless the Trust is terminated pursuant to Section 10.01.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.01. Registration (Initial and Continuing) of Shares; Certain Securities Law Filings.

The Sponsor agrees and undertakes on its own part or to appoint an agent (i) to prepare and file a registration statement with the SEC under the Securities Act of 1933, as amended, and take such action as is necessary from time to time to qualify the Shares for offering and sale under the federal securities laws of the United States, including the preparation and filing of amendments and supplements to such registration statement, (ii) promptly to notify the Trustee of any such amendment or supplement to the registration statement or Prospectus and of any order preventing or suspending the use of the Prospectus; (iii) to provide the Trustee from time to time with copies, including copies in electronic form, of the Prospectus, in such quantities as the Trustee may reasonably request, (iv) to prepare and file any periodic reports or updates that may be required under the Securities Exchange Act of 1934, as amended, (v) to take such action as is necessary or advisable from time to time to register or qualify the Shares for offering and sale under the securities or blue sky laws of those States of the United States or other jurisdictions as the Sponsor may select, to maintain any such registration or qualification in effect for so long as the Sponsor may determine and to discontinue any such registration or qualification at such time as the Sponsor may determine and (vi) to take such action as is necessary or advisable from time to time to list the Shares on the Exchange and on such other exchanges or securities markets in such jurisdictions as the Sponsor may select, to maintain any such listing in effect for as long as the Sponsor may determine and to discontinue any such listing at such time as the Sponsor may determine. In connection with the registration or qualification of the Shares in jurisdictions other than the States of the United States and the maintenance or discontinuance thereof or the listing of the Shares on exchanges or securities markets in such jurisdictions and the maintenance or discontinuance thereof, the Sponsor may in its sole discretion take such action that is not otherwise contemplated for the Sponsor under this Declaration of Trust, including assuming duties, obligations and liabilities not otherwise contemplated under this Declaration of Trust. Fees and expenses related to the registration, qualification, maintenance or discontinuance of the Shares for offering and sale, the listing, maintenance or discontinuance of the Shares on the Exchange and on one or more other exchanges or securities markets, the preparation and filing of the Trust’s periodic and other reports required under federal, state or foreign securities or other laws, registration charges, blue sky fees, printing costs, mailing costs, attorney’s fees and other miscellaneous out-of-pocket expenses related to the activities described in this Section 9.01 shall be borne by the Sponsor in the manner provided for by Section [            ].

Section 9.02. Certain Matters Relating to Unitholders.

(a) By the purchase and acceptance or other lawful delivery and acceptance of Shares, each Unitholder thereof shall be deemed to be a beneficiary of the Trust created by this Declaration of Trust and vested with beneficial undivided interest in the Trust to the extent of the Shares owned beneficially by such Unitholder, subject to the terms and conditions of this Declaration of Trust. Upon issuance as provided herein, Shares shall be fully paid and non-assessable.

(b) The death or incapacity of any Unitholder shall not operate to terminate the Agreement or the Trust, nor entitle such Unitholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them. Each Unitholder expressly waives any right such Unitholder may have under any rule of law, or the provisions of any statute, or otherwise, to require the Trustee at any time to account, in any manner other than as expressly provided in the Agreement, in respect of the Gold or moneys from time to time received, held and applied by the Trustee hereunder.

(c) No Unitholder shall have any right to vote except as provided in Sections 8.06, 9.01 and 10.01 or in any manner otherwise to control the operation and management of the Trust, or the obligations of the parties hereto. Nothing set forth in this Declaration of Trust shall be construed so as to constitute the Unitholders from time to time as partners or members of an association; nor shall any Unitholder ever be liable to any third person by reason of any action taken by the parties to this Declaration of Trust, or for any other cause whatsoever.

(e) The rights of Unitholders must be exercised by DTC Participants acting on their behalf in accordance with the rules and procedures of the Depository as provided in Section 3.10.

(f) Except as provided in Sections [            ] and [            ] hereof, and as otherwise provided under Delaware law, the Unitholders shall be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of Delaware and no Unitholder shall be liable for claims against, or debts of the Trust or the applicable Fund in excess of its Capital Contribution and his share of the applicable Fund Property and undistributed profits, except in the event that the liability is founded upon misstatements or omissions contained in such Unitholder’s Participant Agreement delivered in connection with his purchase of Shares. In addition, and subject to the exceptions set forth in the immediately preceding sentence, the Trust or the applicable Fund shall not make a claim against a Unitholder with respect to amounts distributed to such Unitholder or amounts received by such Unitholder upon redemption unless, under Delaware law, such Limited Owner is liable to repay such amount.

(g) The Trust or the applicable Fund shall indemnify to the full extent permitted by law and the other provisions of this Declaration of Trust, and to the extent of the applicable Fund Property, each Unitholder against any claims of liability asserted against such Unitholder solely because he is a beneficial owner of one or more Shares (other than for taxes for which such Unitholder is liable under Section [            ] hereof).

(h) Every written note, bond, contract, instrument, certificate or undertaking made or issued by the Unitholder shall give notice to the effect that the same was executed or made by or on behalf of the Trust or the applicable Fund and that the obligations of such instrument are not binding upon the Unitholders individually but are binding only upon the assets and property of the applicable Fund, and no resort shall be had to the Unitholders’ personal property for satisfaction of any obligation or claim thereunder, and appropriate references may be made to this Declaration of Trust and may contain any further recital which the Sponsor deems appropriate, but the omission thereof shall not operate to bind the Unitholders individually or otherwise invalidate any such note, bond, contract, instrument, certificate or undertaking. Nothing contained in this Section 9.02 shall diminish the limitation on the liability of the Trust to the extent set forth in Sections [            ] and [            ] hereof.

Section 9.03. Delaware Law to Govern.

The validity and construction of this Declaration of Trust and all amendments hereto shall be governed by the laws of the State of Delaware, and the rights of all parties hereto and the effect of every provision hereof shall be subject to and construed according to the laws of the State of Delaware without regard to the conflict of laws provisions thereof; provided, however, that causes of action for violations of U.S. federal or state securities laws shall not be governed by this Section 9.03, and provided, further, that the parties hereto intend that the provisions hereof shall control over any contrary or limiting statutory or common law of the State of Delaware (other than the Delaware Trust Statute) and that, to the maximum extent permitted by applicable law, there shall not be applicable to the Trust, the Funds, the Trustee, the Sponsor, the Unitholders or this Declaration of Trust any provision of the laws (statutory or common) of the State of Delaware (other than the Delaware Trust Statute) pertaining to trusts which relate to or regulate in a manner inconsistent with the terms hereof: (a) the filing with any court or governmental body or agency of trustee accounts or schedules of trustee fees and charges, (b) affirmative requirements to post bonds for trustees, officers, agents, or employees of a trust, (c) the necessity for obtaining court or other governmental approval concerning the acquisition, holding or disposition of real or personal property, (d) fees or other sums payable to trustees, officers, agents or employees of a trust, (e) the allocation of receipts and expenditures to income or principal, (f) restrictions or limitations on the permissible nature, amount or concentration of trust investments or requirements relating to the titling, storage or other manner of holding of trust assets, or (g) the establishment of fiduciary or other standards or responsibilities or limitations on the acts or powers of trustees or managers that are inconsistent with the limitations on liability or authorities and powers of the Trustee or the Sponsor set forth or referenced in this Declaration of Trust. Section 3540 of Title 12 of the Delaware Code shall not apply to the Trust. The Trust shall be of the type commonly called a “statutory trust,” and without limiting the provisions hereof, the Trust may exercise all powers that are ordinarily exercised by such a statutory trust under Delaware law. The Trust specifically reserves the right to exercise any of the powers or privileges afforded to statutory trusts and the absence of a specific reference herein to any such power, privilege or action shall not imply that the Trust may not exercise such power or privilege or take such actions.

Section 9.04. Provisions in Conflict with Law or Regulations.

(a) The provisions of this Declaration of Trust are severable, and if the Trustees shall determine, with the advice of counsel, that any of such provisions is in conflict with the Code, the Delaware Act or with other applicable laws and regulations, the conflicting provision shall be deemed never to have constituted a part of this Declaration of Trust; provided, however, that such determination shall not affect any of the remaining provisions of this Declaration of Trust or render invalid or improper any action taken or omitted prior to such determination.

(b) If any provision of this Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall not in any manner affect such provision in any other jurisdiction or any other provision of this Declaration of Trust in any jurisdiction.

Section 9.05. Notices.

All notices and other communications under this agreement shall be in writing in English, signed by the party giving it, and shall be deemed given, if to the Trustee or the Sponsor, when delivered personally, on the next Business Day after delivery to a recognized overnight courier or mailed first class (postage prepaid) or when sent by facsimile to the parties (which facsimile copy shall be followed, in the case of notices or other communications sent to the Trustee, by delivery of the original) at the following addresses (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision):

If to the Sponsor, to:	WGC USA Asset Management Company, LLC

[ ]

with a copy to:	[ ]

If to the Trustee, to:	[ ]

with a copy to:	[ ]

Any notice to be given to a Unitholder shall be duly given if mailed or delivered to DTC Participants designated by the Depository for delivery to Unitholders.

Section 9.06. Headings.

The headings used in this Declaration of Trust have been inserted for convenience and shall not modify, define, limit or expand the express provisions of this Declaration of Trust.

Section 9.07. Counterparts.

This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Agreement and Declaration of Trust to be duly executed and delivered by an Authorized Officer as of July     , 2014.

WGC USA Asset Management Company, LLC

By:
Title:
Name:

[ ]

By:
Title:
Name:

STATE OF DELAWARE	)
) ss
COUNTY OF [	]	)

On the day of July in the year 2014 before me the undersigned, a Notary Public in and for said State, personally appeared [                    ], personally known to me or proved to me on the basis of satisfactory evidence to be the individuals whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

STATE OF DELAWARE	)
) ss
COUNTY OF [	]	)

On the day of July in the year 2014 before me the undersigned, a Notary Public in and for said State, personally appeared [                    ], personally known to me or proved to me on the basis of satisfactory evidence to be the individuals whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public

SCHEDULE A

Initial Deposit

Depositor	Creation Basket Deposit	Shares Issued
[ ]	[ ]	[	]